SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 25, 2003

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.

             As part of its transition to self performance of decommissioning, management of Connecticut Yankee Atomic Power Company (CYAPC) has prepared a draft updated estimate of the cost of decommissioning the Connecticut Yankee nuclear unit. The draft updated estimate includes an increase of approximately $270 million over the estimate previously reported in November 2002. This new draft updated estimate primarily reflects the impacts of the July 2003 contract termination with its turnkey decommissioning contractor, Bechtel Power Corporation, and the fact that CYAPC is now self-performing completion of the decommissioning project. CYAPC had terminated its decommissioning contract with Bechtel in July 2003 due to Bechtel's history of incomplete and untimely performance and refusal to perform remaining decommissioning work. In June 2003, Bechtel filed a complaint against CYAPC in Connecticut Superior Court asserting a number of claims, including wrongful termination. In August 2003, CYAPC filed a counterclaim, including counts for breach of contract, negligent misrepresentation and breach of duty of good faith and fair dealing. Bechtel departed the site in July 2003 and CYAPC has recommenced the decommissioning work.

             The November 2002 updated cost estimate included an increase of approximately $140 million over the cost estimate that had been approved as part of CYAPC's April 2000 rate case settlement with the Federal Energy Regulatory Commission (FERC). The 2002 updated estimate stemmed from additional security costs and the corollary economic impacts of increased insurance costs and other factors. CYAPC's total current draft updated cost estimate of approximately $820 million reflects an aggregate increase of approximately $410 million over its 2000 FERC rate case settlement. The 2003 draft updated cost estimate has not been finalized and is undergoing review. CYAPC is required to update its decommissioning cost estimate through a filing with the FERC by no later than July 1, 2004.

             The Company has a 2 percent ownership interest in CYAPC, and its share of the 2003 estimated increased cost would be approximately $5.4 million.

             CYAPC is seeking recovery of additional decommissioning costs and other damages from Bechtel and, if necessary, its surety. In pursuing this recovery through pending litigation, CYAPC is also exploring options to structure an appropriate rate application to be filed in due course with the FERC, with any resulting adjustments being charged to its sponsors including the Company. The timing, amount and outcome of these filings cannot be predicted at this time. Although the Company cannot predict the period for payment or recovery of these costs, Management believes that based on past recovery of nuclear plant decommissioning costs through the ratemaking process, its share of CYAPC's decommissioning costs are probable of recovery in future rate proceedings.

             For further information see the Company's Quarterly Report on Form 10Q for the period ending September 30, 2003 and its 2002 Annual Report on Form 10-K, Note 2, Investments in Affiliates.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

December 2, 2003